Exhibit 10.3

December 20, 2023

Chavant Capital Acquisition Corp.

445 Park Avenue, 9th Floor

New York, NY 10022

Re: Subscription Agreement

Ladies and Gentlemen:

Reference is made to that certain Subscription Agreement (the “Subscription Agreement”), dated as of December 19, 2023, by and among Chavant Capital Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands (together with any successor thereto, including after the Domestication, the “Company”), Chavant Capital Partners LLC (the “Sponsor”) and Mobix Labs, Inc., a Delaware corporation. Capitalized terms used but not defined herein have the meanings given to them in the Subscription Agreement. Pursuant to the Subscription Agreement, the Sponsor has agreed to subscribe for and purchase from the Company a total of 199,737 shares of Class A common stock, par value $0.00001 per share, of the Company (after giving effect to the Domestication) (the “Shares”) at a price of $10.00 per share for an aggregate purchase price of $1,997,370.00 (the “Purchase Price”), subject to the terms and conditions set forth therein, on the closing date of the Transaction.

Notwithstanding anything to the contrary in the Subscription Agreement and in lieu of any cash payments required to be paid by the Sponsor as contemplated by the provisions therein, the Company and the Sponsor hereby agree that the Purchase Price for the Shares may be paid by the Sponsor in the form of the Sponsor’s forgiveness of approximately $1,997,370.00 of aggregate obligations currently outstanding, or expected to be owed, by the Company to the Sponsor, as set forth below (collectively, the “Forgiven Chavant Obligations”):

1.	Convertible Notes.

(a)	Outstanding working capital loans under that certain Unsecured Convertible Note due December 31, 2023, entered into on June 20, 2022, by and between the Company and the Sponsor, in an aggregate principal amount of $360,000.00.

(b)	Outstanding working capital loans under that certain Unsecured Convertible Note due December 31, 2023, entered into on July 18, 2022, by and between the Company and the Sponsor, in an aggregate principal amount of $490,000.00.

(c)	Outstanding working capital loans under that certain Unsecured Convertible Note due July 31, 2024, entered into on January 6, 2023, by and between the Company and the Sponsor, in an aggregate principal amount of $300,000.00.

2.	Non-Convertible Notes.

(a)	Outstanding working capital loans under that certain Promissory Note, entered into on June 22, 2023, by and between the Company and the Sponsor, in an aggregate principal amount of $500,000.00, together with all accrued interest thereon (the “June 2023 Non-Convertible Note”).

(b)	Outstanding working capital loans under that certain Promissory Note, entered into on November 30, 2023, by and between the Company and the Sponsor, in an aggregate principal amount of $110,000.00, together with all accrued interest thereon (the “November 2023 Non-Convertible Note” and, together with the June 2023 Non- Convertible Note, the “Non-Convertible Notes”).

3.	Working Capital Loans for Transaction Closing Expenses. An estimated $40,000 of additional working capital loans expected to be incurred pursuant to the November 2023 Non-Convertible Note by the Company from the Sponsor to pay for additional expenses in connection with the closing of the Transaction, together with all accrued interest thereon.

4.	Reimbursement Obligations for Administrative Expenses. $165,000 of outstanding reimbursement obligations owed by the Company to the Sponsor for administrative services provided by the Sponsor to the Company.

5.	Reimbursement Obligations for Operating Expenses. Approximately $32,370 of outstanding reimbursement obligations owed by the Company to Dr. Jiong Ma for certain operating expenses of the Company paid by Dr. Ma.

The Sponsor hereby agrees to forgive the Forgiven Chavant Obligations and waive any and all accrued and unpaid interest payable in connection with the Non-Convertible Notes (collectively, the “Chavant Obligations Forgiveness”) concurrently with the closing of the Transaction. The Company hereby agrees to accept the Chavant Obligations Forgiveness as full and complete payment by the Sponsor of the Purchase Price and in full satisfaction of all obligations of the Sponsor under the Subscription Agreement relating to the Purchase Price and the Shares.

The Sponsor hereby further agrees to surrender to the Company (x) a total of 400,000 Private Placement Warrants (as defined in the Warrant Agreement (as defined below)) that it purchased from the Company pursuant to the Private Placement Warrants Purchase Agreement, dated July 19, 2021, by and between the Company and the Sponsor (the “Warrant Agreement”) and (y) a total 658,631 Ordinary Shares that it purchased from the Company pursuant to the Securities Subscription Agreement, dated April 7, 2021, by and between the Company and the Sponsor, in each case upon closing of the Transaction.

Notwithstanding anything to the contrary herein, if the Subscription Agreement is terminated on or prior to the closing of the Transaction, then the parties’ agreements in this letter agreement (this “Agreement”) shall also be terminated.

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Remainder of page intentionally left blank; signatures page(s) follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

Sponsor:

CHAVANT CAPITAL PARTNERS LLC

By:	/s/ Jiong Ma
Name:	Jiong Ma
Title:	Manager

Company:

CHAVANT CAPITAL ACQUISITION CORP.

By:	/s/ Jiong Ma
Name:	Jiong Ma
Title:	Chief Executive Officer

Mobix Labs, Inc.:

MOBIX LABS, INC.

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	President/CFO

[Signature Page to Sponsor Letter Agreement]